Securities Act. No. 333-101251

As filed with the Securities and Exchange Commission on December
                             6, 2002


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM N-14

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                 Pre-Effective Amendment No.   1
                  Post-Effective Amendment No.

                        IDEX Mutual Funds
       (Exact Name of Registrant as Specified in Charter)

                      570 Carillon Parkway
                  St. Petersburg, Florida 33716
       (Address of Principal Executive Offices) (Zip Code)

                         (800) 851-9777
          (Registrant's Area Code and Telephone Number)

                      John K. Carter, Esq.
                      570 Carillon Parkway
                  St. Petersburg, Florida 33716

                        IDEX Mutual Funds
             (Name and Address of Agent for Service)


Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Registrant has registered an indefinite number of shares of its common stock pursuant to Rule 24f-2 under the Investment Company
Act of 1940, as amended. Accordingly no filing fee is being paid at this time.



                        IDEX MUTUAL FUNDS

                            FORM N-14

                      Cross Reference Sheet
    Pursuant to Rule 481(a) Under the Securities Act of 1933

ITEM NO.                                HEADING

Part A

1.   Beginning of Registration Statement
     And Outside Front Cover Page of Prospectus        Cover Page

2.   Beginning and Outside Back Cover Page of
     Prospectus                                        Cover Page

3.   Synopsis and Risk Factors                         Summary

4.                                      Information About the
                                        Transaction    Letter to
                                        Shareholders; Summary;
                                        Information about the
                                        Reorganization;
                                        Reorganization
                                        Plan; Expenses of the
                                        Reorganization

5.   Information about the Registrant                  Letter to
Shareholders; Summary;
                                        Investment Objective &
                                        Policies; Additional
                                        Information About the
                                        Funds; Additional
                                        Information About the
                                        Acquiring Fund; More
                                        Information Regarding the
                                        Funds

6.   Information about the Company being Acquired      Letter to
Shareholders; Summary;
                                        Investment Objective &
                                        Policies; Additional
                                        Information About the
                                        Funds; More Information
                                        Regarding the Funds

7.   Voting Information                      Letter to
Shareholders; General
                                        Information about the
                                        Proxy Statement

8.             Interests of Certain Persons and Experts     Not
                                        Applicable

9.             Additional Information Required for     Not
                                        Applicable
                Re-offering by Persons Deemed to be
                Underwriters



PART B                                  STATEMENT OF ADDITIONAL
                                        INFORMATION
                                        CAPTION
10.                                     Cover Page     Cover Page

11.                                     Table of Contents   Not
                                        Applicable

12.                                     Additional Information
                                        About the Registrant
                                        Statement of Additional
                                        Information of IDEX (1)

13.                                     Additional Information
                                        About the      Not
                                        Applicable
                                        Company being Acquired

14.                                     Financial Statements
                                        Financial Statements; Pro
                                        Forma
                                             Financial
                                        Statements; IDEX Annual
                                        Report(2)

(1) Incorporated by reference to the Registration Statement of the Registrant on Form N-1A (File No. 33-2659).
(2)  IDEX Annual Report incorporated by reference.



PART C

15.  Indemnification

16.  Exhibits


17.  Undertakings
                             PART A

The Prospectus for IDEX Mutual Funds (the "Registrant") filed as Part A to Registrant's Registration Statement on Form N-14 (File No. 333-101251) is incorporated by reference. The Prospectus offers shares of IDEX Gabelli Global Growth, a series of the Registrant.


                             PART B

This Statement of Additional Information (the "SAI") for IDEX Mutual Funds (the "Registrant") filed as Part B to Registrant's Registration Statement on Form N-14 (File No. 333-101251) is incorporated herein by reference. The SAI supplements the Prospectus offering shares of IDEX Gabelli Global Growth, a series of the Registrant.

                             PART C

The Part C for IDEX Mutual Funds (the "Registrant"), filed as part of Registrant's Registration Statement on Form N-14 (File
No. 333-101251) is incorporated herein by reference.

As required by the Securities Act of 1933, this Registration
Statement has been signed on behalf of the Registrant in the City of St. Petersburg and the State of Florida on the 6th day of December, 2002.

IDEX Mutual Funds

By:  /s/ Brian C. Scott
     Brian C. Scott*
     President


As  required  by  the Securities Act of 1933,  this  Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Title               Date

/s/ Brian C. Scott     President and Chief  December 6, 2002
                        Executive Officer
Brian C. Scott*

/s/ John R. Kenney           Trustee        December 6, 2002
John R. Kenney*

/s/ Peter R. Brown     Chairman & Trustee   December 6, 2002
Peter R. Brown*

/s/ Larry N. Norman  Vice Chairman & TrusteeDecember 6, 2002
Larry N. Norman*

/s/ Daniel Calabria          Trustee        December 6, 2002
Daniel Calabria

/s/ Charles C.               Trustee        December 6, 2002
Harris
Charles C. Harris*
                             Trustee
/s/ William W.                              December 6, 2002
Short, Jr.
William W. Short,
Jr.*
/s/ Jack E.                  Trustee
Zimmerman                                   December 6, 2002
Jack E. Zimmerman*

/s/ Leo J. Hill              Trustee
Leo J. Hill*                                December 6, 2002

/s/ Janice B. Case           Trustee
Janice B. Case*                             December 6, 2002

/s/ Russell A.               Trustee
Kimball, Jr.                                December 6, 2002
Russell A. Kimball,
Jr. *

/s/ Christopher G.       Vice President,    December 6, 2002
Roetzer                Assistant Treasurer
Christopher G.            and Principal
Roetzer                Accounting Officer
/s/ Thomas R.         Senior Vice President December 6, 2002
Moriarty             Treasurer and Principal
Thomas R. Moriarty      Financial Officer
*Signed by John K. Carter as Attorney in Fact